     Exhibit 99.1
ZENDESK ANNOUNCES THIRD QUARTER 2020 RESULTS

Highlights

•Third quarter revenue increased 24% year over year to $261.9 million
•Third quarter GAAP operating loss of $28.3 million and non-GAAP operating income of $24.9 million
•Zendesk achieved a significant milestone by crossing a billion-dollar annual revenue run rate during the third quarter

SAN FRANCISCO – October 29, 2020 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the third quarter ended September 30, 2020, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the Third Quarter 2020

Revenue was $261.9 million for the quarter ended September 30, 2020, an increase of 24% over the prior year period. GAAP net loss for the quarter ended September 30, 2020 was $40.7 million, and GAAP net loss per share (basic and diluted) was $0.35. Non-GAAP net income was $21.1 million, and non-GAAP net income was $0.18 per share (basic) and $0.17 per share (diluted). Non-GAAP net income excludes approximately $49.0 million in share-based compensation and related expenses (including $2.3 million of employer tax related to employee stock transactions and $0.5 million of amortization of share-based compensation capitalized in internal-use software), $12.2 million of amortization of debt discount and issuance costs, $2.2 million of amortization of purchased intangibles, $2.0 million of acquisition-related expenses, and non-GAAP income tax effects and adjustments of $3.6 million. GAAP net loss per share for the quarter ended September 30, 2020 was based on 115.8 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended September 30, 2020 was based on 115.8 million weighted average shares outstanding (basic) and 121.4 million weighted average shares outstanding (diluted).

Outlook

As of October 29, 2020, Zendesk provided guidance for the quarter and full year ending December 31, 2020.
For the quarter ending December 31, 2020, Zendesk expects to report:
•Revenue in the range of $274 - 279 million
•GAAP operating income (loss) in the range of $(39) - (35) million, which includes share-based compensation and related expenses of approximately $51 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $2 million. This guidance may be impacted by the real estate impairment discussed below, depending on the amount and timing of its determination, and such impact has not been included in this guidance.
•Non-GAAP operating income (loss) in the range of $16 - 20 million, which excludes share-based compensation and related expenses of approximately $51 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $2 million. We may additionally exclude a portion or all of the real estate impairment discussed below, depending the amount and timing of its determination, and such exclusions have not been included in this guidance.
•Approximately 116 million weighted average shares outstanding (basic)
•Approximately 122 million weighted average shares outstanding (diluted)
For the full year ending December 31, 2020, Zendesk expects to report:
•Revenue in the range of $1.020 - 1.025 billion
•GAAP operating income (loss) in the range of $(139) - (135) million, which includes share-based compensation and related expenses of approximately $192 million, amortization of purchased intangibles of approximately $9 million, and acquisition-related expenses of approximately $7 million. This guidance may be impacted by the real estate impairment discussed below, depending on the amount and timing of its determination, and such impact has not been included in this guidance.
•Non-GAAP operating income (loss) in the range of $69 - 73 million, which excludes share-based compensation and related expenses of approximately $192 million, amortization of purchased intangibles of approximately $9 million, and acquisition-related expenses of approximately $7 million. We may additionally exclude a portion or all of the real estate impairment discussed below, depending the amount and timing of its determination, and such exclusions have not been included in this guidance.
•Approximately 115 million weighted average shares outstanding (basic)

•Approximately 121 million weighted average shares outstanding (diluted)
•Free cash flow to be approximately $15 million or higher, which could be impacted by the real estate changes discussed below, and such impact has not been included in this guidance.

In the fourth quarter of 2020, we concluded that we will no longer occupy two of our leased office buildings in San Francisco. As a result, we estimate that before March 31, 2021, we expect to record an impairment charge of approximately $13 - 17 million related to these lease assets, which will impact our GAAP operating income. Additionally, we estimate that before March 31, 2021, we may accelerate remaining contractual rent payments, which total approximately $12 million, plus additional operating costs. Such costs, depending on the amount and timing of their determination, will impact our cash flow results. The actual amount and timing of the impairments and the cash outflows will depend on the outcome of negotiations with landlords and potential subtenants, and the timing of completion of lease decommission activities.

There are many factors that can affect our actual results which are discussed below and in the risk factors in our filings with the Securities and Exchange Commission. Some of the key risk factors include global macroeconomic conditions, the impact of the COVID-19 pandemic on our business, business conditions of customers in challenged industries, the effect on demand for our products from customers which can and has resulted in higher levels of contraction than historical levels, and the ability of our customers to manage the current severe economic downturn.

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2020 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2020 is not available without unreasonable effort.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings and no further revisions to share-based compensation and related expenses.

Annual revenue run rate was calculated by multiplying our revenue for the third quarter of 2020 by four. For more information about our revenue run rate, please see the “About Operating Metrics” section at the back of this press release.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a live video webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, October 29, 2020 to discuss the results. The live video webcast can be accessed through Zendesk’s investor relations website at https://investor.zendesk.com. A replay of the webcast will be available for 12 months.

About Zendesk

Zendesk is a service-first CRM company that builds support, sales, and customer engagement software designed to foster better customer relationships. From large enterprises to startups, we believe that powerful, innovative customer experiences should be within reach for every company, no matter the size, industry or ambition. Zendesk serves more than 160,000 customers across a multitude of industries in over 30 languages. Zendesk is headquartered in San Francisco, and operates offices worldwide. Learn more at www.zendesk.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk’s business, operations, revenue results, cash flow, operating expenses, hiring, demand for its solutions, sales cycles, customer retention, and its customers’

businesses and industries; (ii) other adverse changes in general economic or market conditions; (iii) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iv) Zendesk’s ability to effectively expand its sales capabilities; (v) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (vi) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vii) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (viii) Zendesk’s ability to effectively market and sell its products to larger enterprises; (ix) Zendesk’s ability to introduce and market new products and to support its products on a shared services platform; (x) Zendesk’s ability to maintain and develop its strategic relationships with third parties; (xi) Zendesk’s ability to prevent, mitigate, and respond effectively to both historical and future data breaches and to securely maintain customer data; (xii) Zendesk’s ability to effectively manage its growth and organizational change, including its international expansion strategy; (xiii) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xiv) Zendesk's ability to comply with privacy and data security regulations; (xv) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xvi) the development of the market for software as a service business software applications; (xvii) real or perceived errors, failures, or bugs in its products; (xviii) Zendesk’s ability to accurately forecast expenditures on third-party managed hosting services; and (xix) the amount and timing of any determination of real estate impairments relating to expected lease abandonment matters.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$261,926	$210,477	$746,066	$586,545
Cost of revenue	62,819	59,210	184,036	172,534
Gross profit	199,107	151,267	562,030	414,011
Operating expenses:
Research and development	64,842	54,528	184,266	151,829
Sales and marketing	123,737	99,303	369,442	285,750
General and administrative	38,854	32,864	109,427	107,135
Total operating expenses	227,433	186,695	663,135	544,714
Operating loss	(28,326)	(35,428)	(101,105)	(130,703)
Other income (expense), net:
Interest expense	(14,087)	(6,727)	(29,060)	(19,885)
Loss on early extinguishment of debt	—	—	(25,950)	—
Interest and other income, net	3,683	7,567	12,750	17,764
Total other income (expense), net	(10,404)	840	(42,260)	(2,121)
Loss before provision for (benefit from) income taxes	(38,730)	(34,588)	(143,365)	(132,824)
Provision for (benefit from) income taxes	1,973	(364)	4,777	661
Net loss	$(40,703)	$(34,224)	$(148,142)	$(133,485)
Net loss per share, basic and diluted	$(0.35)	$(0.31)	$(1.29)	$(1.21)
Weighted-average shares used to compute net loss per share, basic and diluted	115,809	111,261	114,653	109,969

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$383,318	$196,591
Marketable securities	559,682	286,958
Accounts receivable, net of allowance for doubtful accounts of $9,322 and $2,846 as of September 30, 2020 and December 31, 2019, respectively	151,160	127,808
Deferred costs	44,722	35,619
Prepaid expenses and other current assets	50,047	45,847
Total current assets	1,188,929	692,823
Marketable securities, noncurrent	407,141	361,948
Property and equipment, net	102,098	102,090
Deferred costs, noncurrent	42,256	35,230
Lease right-of-use assets	89,477	89,983
Goodwill and intangible assets, net	199,607	206,883
Other assets	24,731	25,632
Total assets	$2,054,239	$1,514,589
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,237	$38,376
Accrued liabilities	33,720	36,347
Accrued compensation and related benefits	89,179	61,512
Deferred revenue	324,766	320,642
Lease liabilities	22,300	21,804
Convertible senior notes, net	130,615	—
Total current liabilities	610,817	478,681
Convertible senior notes, net	925,007	483,464
Deferred revenue, noncurrent	2,885	3,320
Lease liabilities, noncurrent	80,507	83,478
Other liabilities	4,904	7,662
Total liabilities	1,624,120	1,056,605

Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,164	1,130
Additional paid-in capital	1,273,242	1,155,044
Accumulated other comprehensive income	2,560	591
Accumulated deficit	(846,847)	(698,781)
Total stockholders’ equity	430,119	457,984
Total liabilities and stockholders’ equity	$2,054,239	$1,514,589

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(40,703)	$(34,224)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,613	10,091
Share-based compensation	46,263	38,650
Amortization of deferred costs	11,660	8,443
Amortization of debt discount and issuance costs	12,194	6,366
Other	988	112
Changes in operating assets and liabilities:
Accounts receivable	(12,392)	3,035
Prepaid expenses and other current assets	100	(1,843)
Deferred costs	(18,976)	(10,944)
Lease right-of-use assets	5,225	4,915
Other assets and liabilities	(482)	(2,401)
Accounts payable	(3,193)	1,258
Accrued liabilities	593	65
Accrued compensation and related benefits	14,463	(909)
Deferred revenue	12,217	6,240
Lease liabilities	(5,175)	(8,631)
Net cash provided by operating activities	33,395	20,223
Cash flows from investing activities
Purchases of property and equipment	(3,931)	(11,474)
Internal-use software development costs	(4,618)	(2,041)
Purchases of marketable securities	(468,032)	(103,883)
Proceeds from maturities of marketable securities	89,493	45,875
Proceeds from sales of marketable securities	10,908	57,520
Proceeds from sales of strategic investments	1,577	—
Net cash used in investing activities	(374,603)	(14,003)
Cash flows from financing activities
Proceeds from exercises of employee stock options	15,489	8,767
Proceeds from employee stock purchase plan	9,996	7,747
Taxes paid related to net share settlement of share-based awards	(1,990)	(2,323)
Other	(610)
Net cash provided by financing activities	22,885	14,191
Effect of exchange rate changes on cash, cash equivalents and restricted cash	206	19
Net increase (decrease) in cash, cash equivalents and restricted cash	(318,117)	20,430
Cash, cash equivalents and restricted cash at beginning of period	704,116	173,381
Cash, cash equivalents and restricted cash at end of period	$385,999	$193,811

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of gross profit and gross margin
GAAP gross profit	$199,107	$151,267	$562,030	$414,011
Plus: Share-based compensation	4,831	5,397	15,077	15,580
Plus: Employer tax related to employee stock transactions	247	310	963	1,149
Plus: Amortization of purchased intangibles	1,525	2,065	5,249	5,626
Plus: Amortization of share-based compensation capitalized in internal-use software	460	438	1,375	1,272
Plus: Acquisition-related expenses	85	185	$292	$459
Non-GAAP gross profit	$206,255	$159,662	$584,986	$438,097
GAAP gross margin	76%	72%	75%	71%
Non-GAAP adjustments	3%	4%	3%	4%
Non-GAAP gross margin	79%	76%	78%	75%

Reconciliation of operating expenses
GAAP research and development	$64,842	$54,528	$184,266	$151,829
Less: Share-based compensation	(13,921)	(12,169)	(39,076)	(35,717)
Less: Employer tax related to employee stock transactions	(495)	(634)	(2,081)	(2,856)
Less: Acquisition-related expenses	(1,204)	(973)	(3,382)	(2,404)
Non-GAAP research and development	$49,222	$40,752	$139,727	$110,852
GAAP research and development as percentage of revenue	25%	26%	25%	26%
Non-GAAP research and development as percentage of revenue	19%	19%	19%	19%

GAAP sales and marketing	$123,737	$99,303	$369,442	$285,750
Less: Share-based compensation	(19,335)	(13,839)	(53,467)	(39,813)
Less: Employer tax related to employee stock transactions	(860)	(562)	(2,923)	(2,352)
Less: Amortization of purchased intangibles	(671)	(699)	(2,041)	(1,934)
Less: Acquisition-related expenses	(55)	(390)	(1,146)	(1,161)
Non-GAAP sales and marketing	$102,816	$83,813	$309,865	$240,490
GAAP sales and marketing as percentage of revenue	47%	47%	50%	49%
Non-GAAP sales and marketing as percentage of revenue	39%	40%	42%	41%

GAAP general and administrative	$38,854	$32,864	$109,427	$107,135
Less: Share-based compensation	(8,176)	(7,244)	(24,437)	(27,948)
Less: Employer tax related to employee stock transactions	(689)	(470)	(1,914)	(1,788)
Less: Acquisition-related expenses	(699)	(628)	(937)	(5,618)
Non-GAAP general and administrative	$29,290	$24,522	$82,139	$71,781
GAAP general and administrative as percentage of revenue	15%	16%	15%	18%
Non-GAAP general and administrative as percentage of revenue	11%	12%	11%	12%

Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(28,326)	$(35,428)	$(101,105)	$(130,703)
Plus: Share-based compensation	46,263	38,649	132,057	119,058
Plus: Employer tax related to employee stock transactions	2,291	1,976	7,881	8,145
Plus: Amortization of purchased intangibles	2,196	2,764	7,290	7,560
Plus: Acquisition-related expenses	2,043	2,176	5,757	9,642
Plus: Amortization of share-based compensation capitalized in internal-use software	460	438	1,375	1,272
Non-GAAP operating income	$24,927	$10,575	$53,255	$14,974
GAAP operating margin	(11)%	(17)%	(14)%	(22)%
Non-GAAP adjustments	21%	22%	21%	25%
Non-GAAP operating margin	10%	5%	7%	3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of net income (loss)
GAAP net loss	$(40,703)	$(34,224)	$(148,142)	$(133,485)
Plus: Share-based compensation	46,263	38,649	132,057	119,058
Plus: Employer tax related to employee stock transactions	2,291	1,976	7,881	8,145
Plus: Amortization of purchased intangibles	2,196	2,764	7,290	7,560
Plus: Acquisition-related expenses	2,043	2,176	5,757	9,642
Plus: Amortization of share-based compensation capitalized in internal-use software	460	438	1,375	1,272
Plus: Amortization of debt discount and issuance costs	12,194	6,366	26,230	18,831
Plus: Loss on early extinguishment of debt	—	—	25,950	—
Less: Income tax effects and adjustments	(3,638)	(4,098)	(8,490)	(5,594)
Non-GAAP net income	$21,106	$14,047	$49,908	$25,429

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.35)	$(0.31)	$(1.29)	$(1.21)
Non-GAAP adjustments to net loss	0.53	0.44	1.73	1.44
Non-GAAP net income per share, basic	$0.18	$0.13	$0.44	$0.23

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.35)	$(0.31)	$(1.29)	$(1.21)
Non-GAAP adjustments to net loss	0.52	0.43	1.70	1.42
Non-GAAP net income per share, diluted	$0.17	$0.12	$0.41	$0.21

Weighted-average shares used in GAAP per share calculation, basic and diluted	115,809	111,261	114,653	109,969

Weighted-average shares used in non-GAAP per share calculation
Basic	115,809	111,261	114,653	109,969
Diluted	121,369	119,689	120,635	118,750

Computation of free cash flow
Net cash provided by (used in) operating activities	$33,395	$20,223	$(19,929)	$57,050
Plus: repayment of convertible senior notes attributable to debt discount	—	—	38,637	—
Less: purchases of property and equipment	(3,931)	(11,474)	(19,489)	(25,628)
Less: internal-use software development costs	(4,618)	(2,041)	(10,901)	(5,007)
Free cash flow	$24,846	$6,708	$(11,682)	$26,415

Net cash provided by (used in) operating activities margin	13%	10%	(3)%	10%
Non-GAAP adjustments	(4)%	(7)%	1%	(5)%
Free cash flow margin	9%	3%	(2)%	5%

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Loss on Early Extinguishment of Debt: In March 2018, Zendesk issued $575 million aggregate principal amount of 0.25% convertible senior notes due in 2023 (the “2023 Notes”). In June 2020, Zendesk issued $1,150 million aggregate principal amount of 0.625% convertible senior notes due in 2025 (the “2025 Notes”). In connection with the offering of the 2025 Notes, Zendesk used $618 million of the net proceeds from the offering of the 2025 Notes to repurchase $426 million aggregate principal amount of the 2023 Notes in cash through individual privately negotiated transactions (the “2023 Notes Partial Repurchase”). Of the $618 million consideration, $393 million and $225 million were allocated to the debt and equity components, respectively. As of the repurchase date, the carrying value of the 2023 Notes subject to the 2023 Notes Partial Repurchase, net of unamortized debt discount and issuance costs, was $367 million. The 2023 Notes Partial Repurchase resulted in a $26 million loss on early debt extinguishment. As of September 30, 2020, $149 million of principal remains outstanding on the 2023 Notes. The loss on early extinguishment of debt is a non-cash item, and we believe the exclusion of this expense will provide for a more useful comparison of our operational performance in different periods.

Amortization of Debt Discount and Issuance Costs: The imputed interest rates of the 2023 Notes and the 2025 Notes were approximately 5.26% and 5.00%, respectively. This is a result of the debt discounts recorded for the conversion features of the Notes that are required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instruments. The debt discounts are amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk’s current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2020, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, plus repayment of convertible senior notes attributable to debt discount, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2020 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2020 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin beyond the fiscal quarter ending December 31, 2020 because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, and the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite, and in the quarter ended June 30, 2019, Zendesk began to offer a subscription which provides access to Sell and Support through a single paid customer account, Zendesk Duet. In the quarter ended March 31, 2020, Zendesk began to offer two new omnichannel subscriptions, the Zendesk Support Suite and the Zendesk Sell Suite, which provide access to multiple support solutions and sales solutions, respectively, through a single paid customer account. The number of Support Suite paid customer accounts are included in the number of paid customer accounts on Suite, which are included in the number of paid customer accounts on products other than Support and Chat and are not included in the number of paid customer accounts on Support or Chat. The number of Sell Suite paid customer accounts are included in the number of paid customer accounts on products other than Support and Chat and are not included in the number of paid customer accounts on Support or Chat. Each Duet paid customer account is included once in the number of paid customer accounts on Support and once in the number of paid customer accounts on products other than Support and Chat.

Existing customers may also expand their utilization of Zendesk’s products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk’s products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account.

Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve.

Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Beginning with the quarter ended June 30, 2019, we excluded the impact of revenue that we expect to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from our determination of monthly recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 111,000 customers, as compared to the approximately 169,600 total paid customer accounts as of September 30, 2020.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, Sell, Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk determines its bookings as the annual recurring revenue from contracts that were entered into during the referenced fiscal quarter, either with new customers or for additional products and services with existing customers.

Zendesk’s annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk’s annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk’s revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Source: Zendesk, Inc.

Contact:
Zendesk, Inc.
Investor Contact:
Karen Sansot, +1 415-852-3877
ir@zendesk.com

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Media Contact:
Marissa Tree, +1 415-609-4510
press@zendesk.com